                                  EXHIBIT 11

                     BROWN & SHARPE MANUFACTURING COMPANY
                         COMPUTATION OF PER SHARE DATA
                 (Amounts in Thousands Except Per Share Data)

                                Quarter Ended June 30   Half-Year Ended June 30
                                ---------------------   -----------------------
                                   1997      1996           1997     1996
                                   ----      ----           ----     ----
Primary:
Average shares outstanding        13,251    8,738          13,227    8,738
Net effect of dilutive
  stock options
    -- based on the treasury
       stock method using
       average market price          243      151             246      146
                                 -------   ------         -------   ------
Totals                            13,494    8,889          13,473    8,884
                                 =======   ======         =======   ======
Net income (loss)                $ 1,209   $1,854         $ 1,966   $2,404
                                 =======   ======         =======   ======
Per share amount                 $   .09   $  .21         $   .15   $  .27
                                 =======   ======         =======   ======
Fully diluted:
Average shares outstanding        13,251    8,738          13,227    8,738
Net effect of dilutive stock
  options
  -- based on the treasury
     stock method using
     average market price
     which is greater than
     quarter-end market price        -        151             -        -

Net effect of dilutive stock
  options
  -- based on the treasury
     stock method using
     average market price
     which is lower than
     quarter-end market price        274      -               274      -

Net effect of dilutive stock
  options
  -- based on the treasury
     stock method using
     year-to-date weighted
     average shares which is
     greater than the
     incremental shares based
     on ending market price          -        -               -        152

Assumed conversion of 9 1/4%
  convertible subordinated
  debentures                         *        *               *        *
                                 -------   ------         -------   ------
Totals                            13,525    8,889          13,501    8,890
                                 =======   ======         =======   ======
Net income (loss)                $ 1,209   $1,854         $ 1,966   $2,404
Add 9 1/4% convertible
  subordinated debenture
  interest, net of federal
  income tax effect                  *        *               *        *
                                 -------   ------         -------   ------
Totals                           $ 1,209   $1,854         $ 1,966   $2,404
                                 =======   ======         =======   ======
Per share amount                 $   .09   $  .21         $   .15   $  .27
                                 =======   ======         =======   ======

* Conversion of the 9-1/4% convertible subordinated debentures is not assumed in the computation because its effect is anti-dilutive.